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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                               OF SONIC SYSTEMS
                           a California corporation

     Sreekanth Ravi and Jerrold F. Petruzzelli certify as follows:

     1. They are the duly elected and acting President and Secretary, respectively, of Sonic Systems, a California corporation (the "Corporation").

     2. The Articles of Incorporation of the Corporation are hereby amended and restated in their entirety to read in full as follows:

                                   ARTICLE I

     The name of the Corporation is SonicWALL, Inc.

                                  ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     This Corporation is authorized to issue two classes of shares of stock, which shall be designated as Common Stock and Preferred Stock, respectively.
The total number of shares of Common Stock the Corporation is authorized to issue is Two Hundred Million (200,000,000) and the total number of shares of Preferred Stock the Corporation is authorized to issue is Ten Million (10,000,000). The Board of Directors may determine, fix, alter, or revoke by resolution the rights, preferences, privileges, and restriction of any wholly unissued class or series of shares, other than Common Shares, and the series designation and number of shares to constitute any series (which number may thereafter in the same manner be increased or decreased, but not below the number of shares of such series then outstanding), and a certificate of determination shall then be filed with the California Secretary of State. Upon the filing of these Amended and Restated Articles of Incorporation, each one (1) share of Common Stock then outstanding shall be split into two (2) shares of Common Stock.

                                  ARTICLE IV

     The rights, preferences, privileges, restrictions and other matters relating to the ten million (10,000,000) shares of Preferred Stock are as follows:

     A.  Designation.  One million four hundred thousand thirty eight thousand
         -----------
three hundred seventy seven (1,438,377) of the shares of Preferred Stock shall be designated and known as Series A

                                       1
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Preferred Stock ("Series A Preferred Stock" or "Series A Preferred"). The
balance of the shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine with such rights, preferences, privileges and restrictions as the Board of Directors may determine.

     B.   Liquidation Rights.
          ------------------

          (1) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or not, the holders of Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount equal to $3.476139 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like ("Original Issue Price") plus an amount equal to all dividends declared but unpaid thereon (collectively,
----
the "Preference Amount"). Thereafter, if assets or surplus funds remain in the Corporation after the payment of the Preference Amount to the holders of Series A Preferred, remaining assets or surplus funds shall be distributed pro-rata to the holders of Series A Preferred Stock on an as-converted to Common Stock basis and to the holders of Common Stock together until the holders of the Series A Preferred Stock shall have received a total of Twelve Dollars and Seventeen Cents ($12.17) per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) (which includes the Preference Amount of $3.476139 per share). After the holders of Series A Preferred have received such an amount, then all the remaining assets or surplus funds shall be distributed solely to the holders of Common Stock. If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of Series A Preferred Stock of the full Preference Amount, then the entire assets and surplus funds of the Corporation legally available for distribution shall be distributed pro rata among the holders of Series A Preferred Stock based on the number of shares held by each.

          (2) For purposes of this Section B, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, the Corporation's sale of all or substantially all of its assets or the acquisition of the Corporation by or reorganization of this Corporation into or with another entity in which the shareholders of the Corporation will not own, by virtue of their share ownership in the Corporation, a majority of the outstanding shares or other voting interests of the surviving, purchasing, or newly resulting entity, whether by means of merger or consolidation or reorganization resulting in the exchange of the outstanding shares of this Corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary. No later than thirty (30) days before any actual or deemed liquidation, dissolution or winding up of the Corporation as described in paragraph B(1) or this paragraph B(2), or before any event or transaction of the type specified in paragraph D(5), or any other event that permits a holder of Series A Preferred to have each share of Series A Preferred held by such holder treated for all purposes as if it had been converted into Common Stock, the Corporation shall deliver a notice to each holder of Series A Preferred setting forth the principal terms of such merger or sale of the Corporation. Such notice shall be deemed delivered upon personal delivery or five (5) days after deposit in the United States mail, by first class, registered or certified mail (in each case, prepaid), addressed to a party at its address as shown on the stock records of the Corporation. Such notice shall include a description of the amounts that would be paid to holders of Series A Preferred under this Section B and of the consideration that such holders would receive if they were to exercise their rights to have shares of Series A Preferred treated as if they had been converted into Common Stock. No later than fifteen (15) days after delivery of the notice, each holder of Series A Preferred may deliver an election to the

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Corporation notifying the Corporation that the holder desires that such holder's shares of Series A Preferred be treated as if they had been converted into shares of Common Stock and, if no such election is delivered to the Corporation, such holder shall receive such amounts as are provided for under this Section B.

          (3) In the event the Corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the holders of shares of the Series A Preferred Stock shall be determined in good faith by the consent or vote of the Board of Directors, and such determination shall be binding upon the holders of the Series A Preferred Stock and Common Stock, except that any securities distributed shall be valued as follows:

               (a) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (i) if traded on a securities exchange, the value shall be deemed to be the average of the security's closing prices on such exchange over the thirty (30) day period ending two (2) days prior to the closing; and

                    (ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending two (2) days prior to the closing; and

                    (iii) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Series A Preferred Stock and such determination shall be binding on the holders of the remaining Series A Preferred Stock and upon the holders of the Common Stock.

          (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs B(3)(a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of not less than fifty percent (50%) of the outstanding Series A Preferred Stock and such determination shall be binding upon the remaining holders of the Series A Preferred Stock and upon the holders of the Common Stock.

     C.   Dividends.
          ---------

          (1)  Preferred Stock.  The holders of the outstanding Series A
               ---------------
Preferred Stock shall be entitled to receive in any fiscal year, if, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate of eight percent (8%) of the Original Issue Price per share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like) per annum, before any dividend is declared or paid on shares of Common Stock. Dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. Dividends shall not be cumulative.

          (2)  Common Stock. No distributions (as defined below) shall be paid
               ------------
on the Common Stock until a dividend for the fiscal year shall have first been paid to or declared and set apart for the

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holders of the Series A Preferred Stock then outstanding at the rates specified in paragraph C(1) above. No distributions (as defined below) shall be paid on the Common Stock in excess of a rate of eight percent (8%) per annum of the fair market value of the Common Stock, as determined in good faith by the consent or vote of the Board of Directors.

          (3)  Distributions Defined. For purposes of this Section C, unless the
               ---------------------
context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase or pursuant to the Company's exercise of any right of first refusal as to such shares) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Corporation.

     D.   Conversion to Common Stock
          --------------------------

     The Series A Preferred Stock shall be convertible into Common Stock of the Corporation as follows:

          (1)  Definitions.  For purposes of this Section D the following
               -----------
definitions shall apply:

               (a) "Issuance Date" shall mean the first date on which the Corporation issues any shares of Series A Preferred Stock.

               (b) "Series A Conversion Price" shall mean the price, determined pursuant to this Section D, at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock.

               (c) "Current Conversion Price" shall mean the Series A Conversion Price immediately before the occurrence of any event which, pursuant to this Section D, causes an adjustment to the Series A Conversion Price.

               (d) "Convertible Securities" shall mean any indebtedness or shares of stock convertible into or exchangeable for Common Stock, including Series A Preferred Stock.

               (e) "Options" shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

               (f) "Common Stock Outstanding" shall mean the aggregate of all Common Stock outstanding and all Common Stock issuable upon exercise of all outstanding Options and conversion of all outstanding Convertible Securities.

               (g) "Common Stock Equivalents" shall mean Convertible Securities and rights entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock without the payment of any consideration by such holder for such additional shares of Common Stock or Common Stock Equivalents.

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          (2)  Right to Convert; Initial Conversion Price.
               ------------------------------------------

               (a) Each holder of Series A Preferred Stock may, at any time, convert any or all of such Series A Preferred shares into fully-paid and nonassessable shares of Common Stock at the Series A Conversion Price. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing the Series A Conversion Price in effect at the time of conversion into $3.476139 for each share of Series A Preferred Stock being converted; the initial Series A Conversion Price shall be $3.476139. The Series A Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. No adjustments with respect to conversion shall be made on account of any dividends that may be declared but unpaid on the Series A Preferred surrendered for conversion, but no dividends shall thereafter be paid on the Common Stock unless such unpaid dividends have first been paid to the Series A Preferred holders entitled to payment at the time of conversion of the Series A Preferred.

               (b) Before any holder of Series A Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Corporation or any transfer agent for such Series A Preferred and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided, and, if less than all of the shares of Series A Preferred represented by any such certificate are converted, a certificate representing the shares of Series A Preferred not converted. Such conversion shall be deemed to have been made as of the date of such surrender of the certificate for the Series A Preferred to be converted, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. If the conversion is in connection with an offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Preferred for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the holder shall not be deemed to have converted such Series A Preferred until immediately prior to the closing of such sale of securities.

          (3)  Adjustments to Conversion Price.  Subject to subsection D(3)(j)
               -------------------------------
below, the Series A Conversion Price in effect from time to time shall be subject to adjustment in certain cases as follows:

               (a)  Issuance of Additional Shares of Common Stock.  In case the
                    ---------------------------------------------
Corporation shall at any time after the Issuance Date issue or sell any Common Stock, Options, Convertible Securities, or Common Stock Equivalents (hereinafter the "Additional Shares of Common Stock") without consideration or for a consideration per share of Common Stock less than the Current Conversion Price for the Series A Preferred Stock, then such Current Conversion Price for the Series A Preferred Stock shall simultaneously with such issuance or sale be adjusted to a Series A Conversion Price (calculated to the nearest cent) determined by multiplying such Current Conversion Price by a fraction,

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               (A)  the numerator of which shall be (x) the Common Stock
Outstanding at the close of business on the day immediately preceding the date of such issuance or sale, plus (y) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Current Conversion Price, and (B) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issuance or sale after giving effect to such issuance or sale of Additional Shares of Common Stock. For the purpose of the calculation described in this Section D(3)(a), the Common Stock Outstanding shall include, in addition to the number of shares of Common Stock actually outstanding, (A) the number of shares of Common Stock into which the Series A Preferred Stock could be converted if fully converted on the day immediately preceding the issuance or sale or deemed issuance or sale of Additional Shares of Common Stock, and (B) the number of shares of Common Stock which would be obtained through the exercise or conversion of all rights, Options and Convertible Securities outstanding on the day immediately preceding the issuance or sale or deemed issuance or sale of Additional Shares of Common Stock but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

     For purposes of this subsection (D)(3)(a), the following provisions shall also be applicable:

                    (i)   Cash Consideration. In case of the issuance or sale of
                          ------------------
Additional Shares of Common Stock for cash, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if such shares are offered by the Corporation for subscription, the subscription price, or, if such shares are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price), without deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.

                    (ii)  Non-Cash Consideration. In case of the issuance
                          ----------------------
(otherwise than upon conversion or exchange of Convertible Securities) or sale of Additional Shares of Common Stock for consideration other than cash or for consideration a part of which shall be other than cash, the fair value of such consideration as determined by the Board of Directors of the Corporation in the good faith exercise of its business judgment, irrespective of the accounting treatment thereof, shall be deemed to be the value, for purposes of this Section D, of the consideration other than cash received by the Corporation for such securities.

                    (iii) Options and Convertible Securities. In case the
                          ----------------------------------
Corporation shall in any manner issue or grant any Options or any Convertible Securities, the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable shall (as of the date of issue or grant of such Options or, in the case of the issue or sale of Convertible Securities other than where the same are issuable upon the exercise of

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Options, as of the date of such issue or sale) be deemed to be issued and to be outstanding for the purpose of Section D(3)(a) and to have been issued for the sum of the amount (if any) paid for such Options or Convertible Securities and the amount (if any) payable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities at the time such Convertible Securities first become convertible or exchangeable; provided, however, that, subject to the provisions of subsection D(3)(b), no further adjustment of the Current Conversion Price shall be made upon the actual issuance of any such Common Stock upon the exercise of Options or upon the conversion or exchange of any such Convertible Securities.

               (b)  Change in Option Price or Conversion Rate. If the purchase
                    -----------------------------------------
price provided for in any Option referred to in subsection D(3)(a)(iii), or the rate at which any Convertible Securities referred to in subsection D(3)(a)(iii) are convertible into or exchangeable for shares of Common Stock shall change at any time, the Current Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time same were initially granted, issued or sold. If the purchase price provided for in any such Option referred to in subsection D(3)(a)(iii), or the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities referred to in subsection D(3)(a)(iii), or the rate at which any Convertible Securities referred to in subsection D(3)(a)(iii) are convertible into or exchangeable for shares of Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Series A Conversion Price then in effect hereunder shall, upon issuance of such shares of Common Stock, be adjusted to such amount as would have been obtained had such Option or Convertible Securities never been issued and had adjustments been made only upon the issuance of the shares of Common Stock delivered as aforesaid and for the consideration actually received for such Option or Convertible Securities and the Common Stock.

               (c)  Termination of Option or Conversion Rights. Upon the
                    ------------------------------------------
termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the Current Conversion Price shall, upon such termination, be changed to the Series A Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be Common Stock Outstanding.

               (d)  Stock Splits; Dividends; Distributions and Combinations. If
                    -------------------------------------------------------
the Corporation shall at any time or from time to time after the Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, then, following such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred shall be increased in proportion to such increase in the number of outstanding shares of Common Stock (including for this purpose, Common Stock Equivalents). If the number of shares of Common Stock outstanding at any time after the Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

               (e)  Other Dividends. If this Corporation shall declare a
                    ---------------
distribution payable in securities of other persons, evidence of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection D(3)(a)(iii), then, in each such case for the purpose of this subsection D(3)(e), the holders of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (f)  Recapitalizations. If at any time or from time to time there
                    -----------------
shall be a recapitalization of the Common Stock (other than as a result of a subdivision, or combination, or a merger or a sale of assets transaction provided for elsewhere in this Section D), provision shall be made so that the holders of Series A Preferred shall thereafter be entitled to receive upon conversion of shares of Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon such conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section D with respect to the rights of the holders of Series A Preferred after the recapitalization to the end that the provisions of this Section D (including adjustment of the Series A Conversion Price then in effect and the number of shares or other property to be received upon conversion of shares of Series A Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

               (g)  Successive Changes. The above provisions of this Section D
                    ------------------
shall similarly apply to successive issuances, sales, dividends or other distributions, subdivisions and combinations on or of the Common Stock after the Issuance Date.

               (h)  Other Events Altering Conversion Price. Upon the occurrence
                    --------------------------------------
of any event not specifically described in this Section D as reducing the Series A Conversion Price that, in the reasonable exercise of the business judgment of the Board of Directors of the Corporation reached in good faith, requires, on equitable principles, the reduction of the Series A Conversion Price, the Series A Conversion Price will be so equitably reduced.

               (i)  No Impairment. The Corporation will not, by amendment of
                    -------------
these Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

               (j) Excluded Events. The Series A Conversion Price shall not be
                   ---------------
adjusted under subsection D(3)(a) above, by virtue of (a) the issuance of capital stock or options to employees, consultants, officers or directors of the Corporation pursuant to stock purchase or stock option plans approved by the Board (including options granted prior to the date of these Amended and Restated Articles) and the repurchase at cost of such shares and subsequent re-issuance,
(b) the issuance of securities as consideration for the acquisition of another corporation or other business entity by merger or other reorganization, or for the purchase of all or substantially all of the assets of such business entity,
(c) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, (d) shares issued upon conversion of the Series A Preferred Stock,
(e) the issuance of securities pursuant to options, warrants, notes, or other rights to acquire securities of the Corporation outstanding on or before the filing date of these Amended and Restated Articles of Incorporation, or (g) stock splits, stock dividends or like transactions (for which Conversion Price adjustments are to be made under other subsections of Section D).

               (k)  No Fractional Shares. No fractional shares shall be issued
                    --------------------
upon conversion of shares of Series A Preferred. The Corporation shall deliver cash to any holder of Series A Preferred in lieu of any fraction of a share. If more than one share of Series A Preferred shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred so surrendered.

               (l)  Taxes. The Corporation shall pay any and all issue and other
                    -----
taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

               (m)  Certificate as to Adjustments. Upon the occurrence of each
                    -----------------------------
adjustment or readjustment of the Series A Conversion Price pursuant to this Section D, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Series A Conversion Price, and (c) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

               (n)  Common Stock Reserve. The Corporation shall at all times
                    --------------------
reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock issuable upon the conversion of all Series A Preferred from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of California, increase the authorized amount of its

Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred at the time outstanding.

          (4)  Automatic Conversion.  Each share of Series A Preferred Stock
               --------------------
shall automatically be converted into shares of Common Stock, at the Series A Conversion Price, upon the earlier of (a) the date specified by vote or written consent or agreement of holders of at least two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock or (b) immediately upon the closing of a firm commitment underwritten public offering registered under the Securities Act of 1933, as amended, pursuant to which Common Stock is sold to the public by the Corporation (or selling shareholders, if any) at (i) a public offering price of at least Ten Dollars ($10.00) per share (as adjusted for stock splits, stock dividends, recapitalizations and the like) and (ii) an aggregate public offering price not less than Fifteen Million Dollars ($15,000,000), prior to underwriting discounts, commissions and expenses. On and after said conversion date, notwithstanding that any certificates for the shares of Series A Preferred shall not have been surrendered for conversion, the shares of Series A Preferred formerly evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (a) to receive a certificate representing the shares of Common Stock to which he shall be entitled upon conversion thereof, (b) to receive the amount of cash payable in respect of any fractional share of Common Stock to which he shall be entitled, and (c) with respect to dividends declared but unpaid on Series A Preferred prior to such conversion date. In the event that any holder of Series A Preferred presents such holder's certificate therefor for surrender to the Corporation or its transfer agent upon such conversion, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on such conversion date will be promptly issued and delivered to such holder. Such conversion shall be deemed to have been made as of the date of such closing or the date specified by such vote or written consent or agreement, as applicable, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

          (5)  Business Combination, Merger, Sale of Corporation.  After the
               -------------------------------------------------
Issuance Date, in the event of any proposed business combination, consolidation or merger of the Corporation with or into another corporation (other than a business combination, consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change in, the outstanding shares of Common Stock), or in the event of any proposed sale or transfer to another corporation of all or substantially all of the assets of the Corporation, any holder of Series A Preferred Stock may, upon delivery of such shares and election pursuant to Section B above, have each share of Series A Preferred held by such holder treated for all purposes as if it had been converted into Common Stock on the earlier of (a) the record date, if any, for voting by holders of Common Stock on such event, and (b) the date of such event.

     E.   Voting Rights.
          -------------

          (1)  In General.
               ----------

               (a) Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Series A Preferred

Stock could be converted on the record date for the vote or the date of the solicitation of any written consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation and, except those matters required by law to be submitted to a class vote, shall vote with holders of the Common Stock upon all matters submitted to a vote of shareholders (including the election of directors). Holders of Common Stock and Series A Preferred Stock shall be entitled to cumulate their votes in any election of directors. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

               (b) While there are at least Five Hundred Thousand (500,000) shares of Series A Preferred Stock outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of two-thirds (2/3) or more of the then outstanding shares of Series A Preferred Stock, voting together as one class:

                    (i) amend its Articles of Incorporation in any manner (including filing a certificate of determination) that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Preferred Stock;

                    (ii) pay or declare any dividend (other than a dividend payable solely in shares of its own Common Stock) or distribution on any shares of its capital stock, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any shares of its capital stock, except as otherwise permitted under Section F and/or Section G;

                    (iii) permit any subsidiary of the Corporation in which the Corporation holds a controlling voting interest to sell or issue stock to any party other than the Corporation;

                    (iv) amend its Articles of Incorporation to increase or decrease the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

                    (v) authorize, designate or issue, whether by reclassification or otherwise, any new or existing class or classes or series of capital stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred, or having voting rights superior to the voting rights of the Series A Preferred, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred; or

                    (vi) amend its Articles of Incorporation or Bylaws to change the authorized number of Directors.

          (2) Common Stock Voting Rights.  Each holder of Common Stock shall be
              --------------------------
entitled to one vote per share of Common Stock held by such holder in the election of directors and upon each other matter coming before any vote of shareholders.

     F.   Repurchase of Shares.
          --------------------

          In connection with repurchases by the Corporation of its Common Stock pursuant to agreements with certain of the holders thereof (i) upon their termination of any status pursuant to which they provide services to the Corporation or (ii) pursuant to the Company's exercise of any rights of first refusal as to such Common Stock, each holder of Series A Preferred Stock shall be deemed to have consented, for purposes of Sections 500 through 503 of the California General Corporation Law, to distributions made by the Corporation with respect to such repurchases.

     G.   Redemption of Preferred Shares
          ------------------------------

          (1) At any time after February 17, 2004, and upon the written request of holders of sixty-seven percent (67%) of the Series A Preferred, the Corporation shall redeem from any source of funds legally available therefor and subject to Chapter 5 of the California General Corporation Law, all, but not less, than all, of the outstanding Series A Preferred held by each holder in two equal installments, the first such installment on a date not more than seventy five (75) days following the date of receipt by the Corporation of notice from sufficient holders requesting such redemption, and the second installment on the one year anniversary of the first installment (each a "Redemption Date"). The Corporation shall effect such redemptions on the applicable Redemption Dates by paying in cash in exchange for each share of Series A Preferred Stock to be redeemed a sum equal to the Original Issue Price (subject to adjustment for stock splits, recapitalization and the like) plus any dividends declared but unpaid, with respect to all such shares prior to the Redemption Date (the "Redemption Price"). The number of shares of Series A Preferred Stock that the Corporation shall be required under this Section G.(1) to redeem on any Redemption Date shall be equal to the amount determined by dividing (a) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption effected pursuant to this Section G.(1) shall be made on a pro-rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

          (2) At least thirty (30) and no more than sixty (60) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except at provided in Section G.(3), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (3) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it had not redeemed.

          (4) On or prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section G.(1) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section G.(4) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section D hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section G.(4) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors, and thereafter the holders of any unsurrendered certificates formerly representing shares of Series A Preferred shall look solely to the Corporation for payment of the Redemption Price for such shares.

     H.   Residual Rights.
          ---------------

          All rights accruing to the outstanding shares of the Corporation not otherwise expressly provided for in these Amended and Restated Articles of Incorporation shall be vested in the Common Stock.

                                   ARTICLE V

          The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          The Corporation is authorized to provide indemnification of agents (as provided in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through Bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits of excess indemnification set forth in Section 204 of the California Corporations Code.

          Any repeal or modification of the foregoing two paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

                                  ARTICLE VI

          Cumulative voting by shareholders involving the election of directors of the Corporation shall be eliminated on and after the date upon which the Corporation is a "listed corporation" as defined in Section 301.5 of the Corporations Code of California.

     3. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the Board of Directors of the Corporation.

     4. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 8,361,920 and the total number of outstanding shares of Preferred Stock is 1,438,377. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the Common Stock and the Preferred Stock, voting together as one class, and sixty two and two thirds percent (66 2/3%) of the Series A Preferred Stock, voting as a separate class.

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Sreekanth Ravi and Jerrold F. Petruzzelli each declare under penalty of perjury that the matters set forth in the foregoing amended and restated articles are true and correct.

      Executed this 24th day of August, 1999, at Santa Clara, California.

                              /s/ Sreekanth Ravi
                              ------------------
                              Sreekanth Ravi
                              President

                              /s/ Jerrold F. Petruzzelli
                              --------------------------
                              Jerrold F. Petruzzelli
                              Secretary